[GRAPHIC OMITTED]
[GRAPHIC OMITTED]                                        [GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE                           Stock Symbol:  PBNY
October 25, 2005                                Traded on NASDAQ National Market

PROVIDENT BANK CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Christina L. Maier, VP & Controller
845. 369.8040


                      PROVIDENT NEW YORK BANCORP ANNOUNCES
         QUARTERLY EARNINGS OF $5.4 MILLION, OR $0.13 PER DILUTED SHARE
          ANNUAL EARNINGS OF $21.2 MILLION, OR $0.49 PER DILUTED SHARE


MONTEBELLO,  NY - October 25, 2005 - Provident New York Bancorp (Nasdaq-National
Market: PBNY), the parent company of Provident Bank, today announced that for the three months ended September 30, 2005, net income was $5.4 million, or $0.13 per diluted share compared to net income of $4.2 million or $0.11 per diluted share for the three months ended September 30, 2004. This represents an increase of $1,142,000 or 26.9%.

Net income for the fiscal year ended September 30, 2005 was $21.2 million, compared to net income of $11.0 million for the fiscal year ended September 30, 2004, an increase of $10.2 million. Diluted earnings per share were $0.49 and $0.29 for the years ended September 30, 2005 and September 30, 2004, respectively. The increase in earnings in 2005 reflects twelve months of operations of Warwick Community Bancorp, Inc. ("Warwick" or "WSB") following the acquisition of WSB in October 2004. Earnings for fiscal 2004 reflect approximately three quarters of operations of ENB Holding Company, Inc., and Ellenville National Bank ("ENB") following the acquisition of ENB in January 2004. Earnings for 2004 also reflect after-tax charges of $3.0 million relating to the establishment of the Charitable Foundation in connection with the second-step conversion, which decreased earnings per share by $0.08 for the year.

George Strayton, President and CEO, commented: "We kicked off the year in October of 2004 with the acquisition of Warwick Savings Bank and completed that computer system integration in November of 2004, which was nine months after the same process with Ellenville National Bank. Both computer conversions went well. For the most part, both of these institutions concentrated their branch networks in the Orange County, New York region. This past summer, we completed the process of installing Provident's trade mark seven-day banking strategy into this new branch network and began the process of condensing the business products of the three banks. As the result of a significant training effort and products that were relatively new to the two banks, such as credit-scored small business loans, mortgage loans and equity lines of credit, new business development has been on the rise. Legacy Provident branches out performed newer branches, however, we believe the newer branch locations will at least perform to the level of legacy branches in a short time.

Core deposit retention and growth were a challenge in fiscal 2005 and will continue to be a challenge in 2006, given the significant rise in short-term rates. Provident's core deposit anchor, business and retail transaction accounts, grew at a rate of 47.8% for the fiscal year. We experienced movement from our legacy savings passbook and statement savings products and money market products into higher yielding certificates of deposit. Despite this change Provident's cost of deposits continues to be at a very low level, supporting our strong net interest margin.

Provident New York Bancorp Press Release cont.


Looking forward to 2006, in addition to the revenue opportunities we should see from the acquired branches, we have undertaken a process improvement initiative and efforts to condense the numerous duplicative benefit plans we now have as a result of the recent acquisitions.


Having completed the integration of the Warwick and Ellenville banks, I am pleased to report that net income, excluding the effects of the Charitable Foundation of $3.0 million after tax, or $0.08 per share, increased from $14.0 million in 2004 to $21.2 million in 2005, or 52%, and diluted earnings per share increased from $0.37 to $0.49 in 2005, an increase of $0.12 or 32%."

Total assets as of September 30, 2005 were $2.6 billion, an increase of $771.2 million, or 42.2%, over assets of $1.8 billion at September 30, 2004. The increase from September 30, 2004 was due to the October 2004 acquisition of Warwick, whose assets totaled $703.7 million on the merger date, and the purchase of an HSBC Bank USA, National Association ("HSBC") branch office in South Fallsburg, New York, which added $23.3 million of assets in the third quarter of 2005, as well as internal growth of the Company. Goodwill increased by $92.4 million from September 30, 2004 as a result of the completion of the Warwick acquisition, and core deposit intangibles increased by $8.1 million, net of $3.9 million in amortization, from September 30, 2004 as a result of the Warwick and the South Fallsburg HSBC branch acquisitions.

Net loans as of September 30, 2005 were $1.3 billion, an increase of $359.8 million, or 36.7%, over net loan balances of $980.3 million at September 30, 2004. Loans acquired from WSB totaled $288.2 million, while allowances for loan losses acquired in connection with WSB were $4.9 million, or 1.7% of WSB's outstanding loan balances. Inclusive of Warwick loans acquired, commercial loans increased by $226.6 million, or 46.5%, over balances at September 30, 2004. Consumer loans increased by $61.8 million, or 47.6%, during the year ended
September 30, 2005, while residential loans increased by $76.0 million, or 20.0%. Total loan originations, excluding those added from acquisitions, have increased from $342.5 million for the year ended September 30, 2004 to $515.4 million for the year ended September 30, 2005. However, repayments and sales of loans have also increased from $294.2 million from 2004 to $442.1 million for the year ended September 30, 2005. Loan quality continues to be strong. At $1.6 million, non-performing loans as a percentage of total loans is 0.12%, as opposed to 0.27% at September 30, 2004.

Securities increased by $290.5 million, or 48.2%, to $893.9 million at September 30, 2005 from $603.4 million at September 30, 2004. Securities acquired from Warwick totaled $298.2 million. Investments were made primarily in mortgage-backed securities, which increased by $182.3 million, or 50.7%, and in U.S. Government and federal agency securities, which increased by $108.2 million, or 44.3%.

Deposits as of September 30, 2005 were $1.7 billion, up $486.9 million, or 39.3%, from the balance of September 30, 2004. Deposits acquired from Warwick and HSBC totaled $475.1 million and $23.3 million, respectively. As of September 30, 2005, retail and commercial transaction accounts were 31.9% of deposits compared to 30.0% at September 30, 2004.

Borrowings increased by $227.3 million from $214.9 million at September 30, 2004 to $442.2 million at September 30, 2005. $160 million of the increase is related to the borrowings assumed from Warwick.

Stockholders' equity increased by $45.6 million to $395.2 million at September 30, 2005 compared to $349.5 million at September 30, 2004. Shares of common stock with a value of $74.6 million were issued for the purchase of Warwick. Net income of $21.2 million and ESOP allocations of $809,000 for the fiscal year also increased equity. Partially offsetting the increases were the payments of cash dividends totaling $7.5 million and a decrease of $8.0 million in other comprehensive income due to unrealized losses on available for sale securities. Since September 30, 2004, we have purchased a total of 3.2 million treasury shares, which further decreased stockholders' equity by $38.0 million.

During the fourth quarter the Company repurchased 343,200 shares for a total purchase price of $4.1 million. As of September 30, 2005, 1,307,400 shares remain under its previously announced repurchase authorization. Also during 2005, 762,400 shares of restricted stock were granted from treasury shares. Tier I capital to assets stands at 9.6% at September 30, 2005.

Provident New York Bancorp Press Release cont.

Income Information - Quarter

Net interest income after provision for loan losses for the three months ended September 30, 2005 increased by $3.9 million, or 22.7%, to $21.3 million for the quarter ended September 30, 2005, compared to $17.3 million for the quarter ended September 30, 2004. Gross interest income increased by $8.9 million, or 42.3%, to $30.1 million for the quarter ended September 30, 2005, compared to $21.1 million for the same three months in 2004. The increase in interest income was largely due to a $618.4 million increase in average earning assets to $2.2 billion during the quarter ended September 30, 2005, as compared to $1.6 billion for the same quarter in the prior year. The increase is primarily due to the Warwick acquisition and continued internal growth. The increase in average earning assets was enhanced by an increase in average yield of 15 basis points from 5.28% to 5.43%, on a fully taxable equivalent basis. The average yields on the loan and investment portfolios increased 23 basis points and nine basis points, respectively. Interest expense increased by $5.0 million for the quarter compared to the same quarter in 2004, as average interest-bearing liabilities increased by $615.6 million and the average cost of interest-bearing liabilities increased by 69 basis points. The tax equivalent net interest margin declined by 49 basis points to 3.90%, while net interest spread declined by 54 basis points to 3.51%. This was primarily the result of assets acquired from Warwick being recorded at then-current market interest rates, coupled with the impact of the increase in the cost of interest-bearing liabilities resulting from the 275 basis point increase in the target federal funds rate since May of 2004.

Non-interest income was $4.6 million for the three months ended September 30, 2005, compared to $3.1 million for the three months ended September 30, 2004, an increase of $1.5 million or 48.2%. Deposit fees and service charges increased by $929,000 or 51.4%, of which $490,000 was generated from the acquired Warwick branches, while $439,000 was primarily due to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Income derived from the Company's bank owned life insurance ("BOLI") investments increased by $282,000 or 216.8% due to additional BOLI investments of $24.4 million ($13.3 million of which were added from the Warwick acquisition). Title insurance fee income derived from the Company's new wholly-owned title subsidiary, Hardenburgh Abstract Company, Inc. (acquired as part of the Warwick acquisition), was $541,000 for the quarter. There were no gains on the sale of securities during the current three-month period, compared to $561,000 for the same period last year. During the three-month period ended September 30, 2005, the Company also recorded gains on sales of loans totaling $21,000 compared to $89,000 for the same period last year.

Non-interest expense for the three months ended September 30, 2005 increased by $3.2 million, or 22.5%, due largely due to the increase in branch locations and office facilities, as well as staff acquired in the Warwick acquisition. Compensation and employee benefits increased by $1.0 million, or 15.9%, to $7.5 million for the three months ended September 30, 2005. In addition, there was an increase in the cost of stock-based compensation benefits of $111,000. Occupancy and office operations increased by $652,000, or 34.2%, for the three months ended September 30, 2005, of which $428,000 was attributable to the acquired Warwick properties. Advertising and promotion decreased $24,000 or 4.7%, primarily as a result of the completion of the Company's new brand identity project, which commenced in late fiscal 2004. Professional fees increased by $112,000, or 11.2% to $1.1 million, due largely to consulting and auditing fees incurred on behalf of our Sarbanes-Oxley Section 404 compliance initiative. This was offset somewhat by a decline in consulting fees related to the Warwick acquisition. Merger and integration costs were $159,000 for the 2005 quarter, primarily due to the acquisition of the HSBC South Fallsburg branch. There were no merger and integration costs during the 2004 quarter. Other non-interest expense increased $491,000, or 29.0%, due to increased overhead relating to the increase in branch locations and administration costs associated with being a larger bank.

The efficiency ratio, which excludes securities gains, merger costs, amortization of intangible assets, and the $5.0 million charitable contribution, and includes the tax equivalent adjustment for interest income, has improved to 62.7% for the current quarter from 68.0% for the quarter ending September 30, 2004, reflecting the strides we have made in combining Warwick and Ellenville into Provident and the operating leverage derived from those efforts [See attached table for a calculation of the efficiency ratio].

The Company's effective tax rate was 34.3% for the three months ended September 30, 2005 vs. 29.3% for the tree months ended September 30, 2004, substantially as a result of a $300 thousand release of tax reserves in 2004.

Provident New York Bancorp Press Release cont.

Income Information -Fiscal Year

Net interest income after provision for loan losses for the fiscal year ended September 30, 2005 was $85.1 million, compared to $60.7 million for the year ended September 30, 2004, an increase of $24.4 million or 40.2%. Interest income increased $40.8 million to $115.3 million for the fiscal year ending September 30, 2005, compared to $74.5 million for the prior year. The increase in interest income was largely due to a $767.6 million increase in average earning assets to $2.2 billion during the year ended September 30, 2005, as compared to $1.4 billion for the prior fiscal year. The increase is primarily due to the Warwick acquisition and continued internal growth. An increase in average yield on earning assets of six basis points, from 5.20% to 5.26%, on a fully taxable equivalent basis, also contributed to the increase in net interest income. Average yields increased in both the loan and securities portfolios, of 17 basis points and four basis points, respectively, with the overall yield on total interest-earning assets increasing in every category. Interest expense increased by $16.4 million for the fiscal year ended September 30, 2005 from $13.0 million for the year ended September 30, 2004, to $29.4 million, as average interest-bearing liabilities increased by $686.8 million and the average cost of interest-bearing liabilities increased 46 basis points. The net interest margin declined by 37 basis points to 3.94%, while the net interest spread declined by 40 basis points to 3.59%, due to the assets acquired in the Warwick acquisition being recorded at then-current market interest rates and the increase in short-term interest rates. This change in short-term rates, which affected funding costs to a larger degree than existing earning assets (which are primarily fixed-rate until maturity) was disproportionately large as compared to the change in longer term market interest rates, and thus has decreased net interest margin. The Federal Reserve has increased short term rates eleven times since May 2004, increasing the target federal funds rate from 1% to 3.75%. Conversely, the 10-year treasury rate has decreased from an average of 4.29% for the fiscal year ended September 30, 2004 to 4.20% for the year ended September 30, 2005. The bank's average cost of interest-bearing liabilities has increased and, although the average asset yields increased during this period, they did so at a slower pace due to continued market pressure. This has been offset somewhat by a greater increase of interest earning assets compared to interest bearing liabilities Should the yield curve continue to "flatten," a continued decline in net interest margin may occur, offsetting a portion of gains in net interest income generated from an increasing volume of assets.

Non-interest income was $17.9 million for the fiscal year ended September 30, 2005 compared to $11.6 million for the prior fiscal year. Deposit fees and service charges increased by $3.8 million, or 57.5% to $10.4 million, of which $1.8 million was generated from the acquired Warwick branches, while $2.0 million was primarily due to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Loan fees and late charges increased by $679,000 or 81.6% to $1.5 million largely due to pre-payment penalties. Income derived from the Company's BOLI investments increased by $1.2 million, or 224.3%, due to the additional BOLI investment previously discussed, and the receipt of death benefit proceeds. Title insurance fee income derived from the new Hardenburgh Abstract Company, Inc. was $1.6 million. Gains on the sale of securities were $369,000 for the 2005 fiscal year compared to $2.5 million for the prior fiscal year. During the year ended September 30, 2005, the Company also recorded gains on sales of loans totaling $206,000 compared to $320,000 for the prior year. For the year ending September 30, 2005, there was of $681,000 in income pertaining to our investment as a limited partner in a low-income housing partnership. The investment had been amortized quarterly since 1996 in excess of our interest in the partnership. There was no material impact on any quarter in the affected periods.

Non-interest expense for the fiscal year ended September 30, 2005 increased by $14.4 million, or 25.7%. Excluding the 2004 charge of $5.0 million, pre-tax, for the Charitable Foundation, non-interest expenses for the year ended September 30, 2005 increased by $19.4 million, or 38.0%, to $70.6 million, compared to $51.1 million for the same period in 2004. The acquisitions of ENB in January 2004 and Warwick in October 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $8.6 million, or 37.3%, to $31.6 million for the year ended September 30, 2005. The increase was primarily attributable to the acquisitions. Occupancy and office operations increased by $2.8 million, or 42.2%, for the year ended September 30, 2005, almost all of which was attributable to the acquisitions. Advertising and promotion increased $1.1 million or 51.3%, primarily as a result of the Company's new brand identity and the additional promotions in the Orange County market. Amortization of core deposit intangible increased by $1.9 million as a result of acquired deposits. Data and check processing expense increased $1.1 million, or 31.2%, primarily due to the higher level of services related to the accounts acquired in the mergers and in the acquisition of the new HSBC South Fallsburg branch. Other expenses increased by $2.5 million, or 44.4%, primarily due to increases in correspondent bank expense, postage, telephone expense, loan servicing and credit report expenses, and insurance premium expense, all of which directly related to the increased size of Provident Bank following the mergers. ATM and debit card expense increased $550,000, or 68.2%, primarily as a result of the increase in the number of accounts.

Provident New York Bancorp Press Release cont.

The Company's effective tax rate for the year ended September 30, 2005 was 34.5% compared to 31.8% for the year ended September 30, 2004.

Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident New York Bancorp and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (unaudited, in thousands, except share and per share data)

                                                                       September 30,            September 30,
                                                                       -------------            ------------
                                                                           2005                      2004
                                                                           ----                      ----
Assets:
Cash and due from banks                                                  $ 64,117                  $ 107,571
Total securities                                                          893,901                    603,375
Loans held for sale                                                          ---                         855
Loans:
       One-  to four-family residential mortgage loans                    456,794                    380,749
       Commercial real estate, commercial business
             and construction                                             713,471                    486,904
loans
        Consumer loans                                                    191,808                    129,981
                                                                       ----------                   ---------
                  Gross loans                                           1,362,073                    997,634
        Allowance for loan losses                                         (22,008)                   (17,353)
                                                                       ----------                   ---------
                  Total loans, net                                      1,340,065                    980,281
                                                                       ----------                   ---------
Federal Home Loan Bank stock, at cost                                      21,333                     10,247
Premises and equipment, net                                                32,101                     16,846
Goodwill                                                                  157,656                     65,260
Core deposit intangible                                                    13,770                      5,624
Bank owned life insurance                                                  37,667                     13,245
Other assets                                                               36,762                     22,847
                                                                       ----------                    --------
                   Total assets                                        $2,597,372                  $1,826,151
                                                                       ==========                   =========
Liabilities:
     Deposits:
          Demand deposits                                              $  407,662                  $  289,360
          NOW deposits                                                    143,363                      83,439
                                                                       ----------                   ----------
                    Total transaction accounts                            551,025                     372,799
                                                                       ----------                   ----------
          Savings and money market deposits                               703,765                     533,410
          Certificates of deposit                                         471,611                     333,323
                                                                       ----------                   ----------
                    Total deposits                                      1,726,401                   1,239,532
                                                                       ----------                   ----------
     Borrowings                                                           442,203                     214,909
     Mortgage escrow funds and other                                       33,611                      22,198
                                                                       ----------                   ----------
                    Total liabilities                                   2,202,215                   1,476,639
Stockholders' equity                                                      395,157                     349,512
                                                                       ----------                   ----------
                    Total liabilities and stockholders' equity         $2,597,372                  $1,826,151
                                                                       ==========                   ==========
Common shares outstanding at year end                                  43,505,659                 39,618,373
Book value per share                                                     $   9.08                   $   8.82

Provident New York Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

                                                                       Three Months Ended                   Year Ended
                                                                         September 30,                    September 30,
                                                                    2005             2004             2005            2004
                                                                    ----             ----             ----            ----
Interest and dividend income:
     Loans                                                         $21,553           $15,442         $80,773          $54,093
     Securities                                                      8,501             5,598          34,353           20,231
     Other earning assets                                                8                81             144              184
                                                                  ---------         ---------       ---------        ---------
Total interest and dividend income                                  30,062            21,121         115,270           74,508
                                                                  ---------         ---------       ---------        ---------
Interest expense:
     Deposits                                                        4,829             2,219          16,036            7,901
     Borrowings                                                      3,755             1,362          13,364            5,081
                                                                  ---------         ---------       ---------        ---------
Total interest expense                                               8,584             3,581          29,400           12,982
                                                                  ---------         ---------       ---------        ---------
                                                                    21,478            17,540          85,870           61,526
Provision for loan losses                                              225               225             750              800
                                                                  ---------      ---------         ---------         ---------
Net interest income after provision for loan losses                 21,253            17,315         85,120            60,726
                                                                  ---------         ---------       ---------        ---------
Non-interest income:
     Deposit fees and service charges                                2,738             1,809          10,351            6,570
     Loan fees and late charges                                        500               241           1,511              832
     Gains on sales of securities available for sale                   ---               561             369            2,455
     Gains on sales of loans                                            21                89             206              320
     Title insurance fees                                              541               ---           1,560              ---
     Bank owned life insurance                                         412               130           1,790              552
     Previously unrecognized low income housing
     partnership investment                                            ---               ---             681              ---
     Other                                                             398               281           1,440              844
                                                                  ---------         ---------       ---------        ---------
Total non-interest income                                            4,610             3,111          17,908            11,573
                                                                  ---------         ---------       ---------        ---------
Non-interest expense:
     Compensation and employee benefits                              7,510             6,478          31,573            23,001
     Stock-based compensation plans                                    818               707           2,960             2,790
     Occupancy and office operations                                 2,559             1,907           9,587             6,741
     Advertising and promotion                                         482               506           3,102             2,050
     Professional fees                                               1,107               995           2,908             2,655
     Data and check processing                                       1,177             1,049           4,767             3,634
     Stationery and office supplies                                    369               251           1,184             1,036
     Merger integration costs                                          159               ---           1,124               773
     Amortization of intangible assets                                 893               595           3,939             2,063
    ATM/debit card expense                                             409               242           1,357               807
     Other                                                           2,182             1,691           8,081             5,596
                                                                   ---------         ---------       ---------        ---------
Sub-total                                                           17,665            14,421          70,582            51,146
     Establishment of Charitable Foundation                            ---               ---             ---             5,000
                                                                   ---------         ---------       ---------        ---------
Total non-interest expense                                          17,665            14,421          70,582            56,146
                                                                   ---------         ---------       ---------        ---------
Income before income tax expense                                     8,198             6,005          32,446            16,153
Income tax expense                                                   2,810             1,759          11,204             5,136
                                                                  ---------         ---------       ---------        ---------
Net income                                                        $  5,388             4,246        $ 21,242         $  11,017
                                                                  =========         =========       =========        =========
Per common share:
     Basic earnings                                               $   0.13          $   0.11        $   0.49         $    0.30
     Diluted earnings                                                 0.13              0.11            0.49              0.29
     Dividends declared                                              0.045              0.04            0.17              0.15
Weighted average common shares:
     Basic                                                      41,513,219        37,877,763      43,033,441        36,809,451
     Diluted                                                    42,141,403        38,499,635      43,702,640        37,444,381

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

Provident New York Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

                                                                      September 30,          September 30,
                                                                          2005                   2004
                                                                  ---------------------- ---------------------
Asset Quality Data:
    Non-performing loans  (NPLs)                                         $1,641                 $2,737
    Non-performing assets (NPAs)                                         $1,733                 $2,737
    NPLs as % of total loans                                               0.12%                  0.27%
    NPAs as % of total assets                                              0.07%                  0.15%
    Allowance for loan losses as % of NPLs                                1,341%                   634%
    Allowance for loan losses as % of total loans                          1.62%                  1.74%
Capital Ratios:
    Equity to total assets (consolidated)                                 15.21%                 19.15%
    Tier 1 capital consolidated                                            9.56%                 15.91%

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

                                                                    Three Months Ended              Twelve Months Ended
                                                                      September 30,                    September 30,
                                                                  2005            2004             2005            2004
                                                                --------------------------------------------------------
Performance Ratios (annualized):
   Return on:
        Average assets                                                0.83%            0.93%           0.84%            0.69%
        Average equity                                                5.38%            4.89%           5.16%            3.94%

   Net interest rate spread (tax-equivalent basis)                    3.51%            4.05%           3.59%            3.99%
   Net interest margin (tax-equivalent basis)                         3.90%            4.39%           3.94%            4.31%

Average Balance Data:
   Average assets                                                $2,568,852       $1,808,002      $2,531,547       $1,607,594
   Average earning assets                                        $2,227,680       $1,609,285      $2,213,601       $1,446,003
   Average stockholders' equity                                    $397,645         $345,360        $411,647         $279,888
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

 Efficiency Ratio

Non-interest expense                                                $ 17,665        $ 14,421        $ 70,582       $ 56,146
                                                                   ---------------------------------------------------------
Interest & Non-interest income                                      $ 26,088        $ 20,651       $ 103,778       $ 73,099
        GAAP efficiency ratio                                           67.7%           69.8%           68.0%          76.8%
Non-interest expense                                                $ 17,665        $ 14,421        $ 70,582       $ 56,146
less:
   merger integration costs                                             (159)              -          (1,124)          (773)
   amortization of intangible assets                                    (893)           (595)         (3,939)        (2,063)
   charitable foundation                                                   -               -               -         (5,000)
                                                                   ---------------------------------------------------------
Adjusted non-interest expense                                       $ 16,613        $ 13,826        $ 65,519       $ 48,310

Interest & Non-interest income                                      $ 26,088        $ 20,651        $103,778       $ 73,099
   add: tax equivalent adjustment                                        417             229           1,241            736
less:
   gains on sales of securities                                            -            (561)           (369)        (2,455)
   gain on low income housing LLP                                          -               -            (681)             -
                                                                   ----------------------------------------------------------
Adjusted income                                                     $ 26,505        $ 20,319       $ 103,969       $ 71,380
        Adjusted (Non-GAAP) efficiency ratio                           62.7%           68.0%           63.0%          67.7%
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